Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Legal Opinions and Experts” and “Experts” and to the use of our report dated March 17, 2009 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen California Municipal Value Fund 2 filed with the Securities and Exchange Commission in the Registration Statement pursuant to Rule 462 under the Securities Act of 1933 (Registration No. 333-157060).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

April 27, 2009